Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of our subsidiaries:

Name	State or Other Jurisdiction of Incorporation	Name Under Which Does Business
Mono Inc.	Massachusetts	Mono Inc.
Kiq Bio LLC	Delaware	Kiq Bio LLC